Exhibit 99.1

Contact:

William B. Boni
VP, Investor Relations/Corp. Communications
(781) 994-0300
www.ArQule.com

FOR IMMEDIATE RELEASE:

ARQULE PRICES PUBLIC OFFERING OF COMMON STOCK

Woburn, MA, January 20, 2011 — ArQule, Inc. (NASDAQ: ARQL) today announced that it has priced a public offering of 7,000,000 shares of its common stock at a price of $6.15 per share.  Net proceeds after underwriting discounts and commissions and expenses will be approximately $40.5 million.  ArQule has granted the underwriters a thirty-day option to purchase up to an additional 1,050,000 shares to cover over-allotments, if any. The offering is expected to close on or about January 25, 2010, subject to satisfaction of customary closing conditions.

Leerink Swann LLC and Lazard Capital Markets LLC are acting as joint book-running managers for the offering. Needham & Company, LLC, Oppenheimer & Co. Inc. and BMO Capital Markets Corp. are acting as co-managers.

The securities described above are being offered by ArQule pursuant to a registration statement previously filed and declared effective by the Securities and Exchange Commission. This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities in this offering. The offering may be made only by means of a prospectus, copies of which may be obtained, when available, from Leerink Swann LLC, Attention: Syndicate Prospectus Department, by telephone at 617-918-4814, or by facsimile at 617-918-4914.

This press release includes forward-looking statements. For these statements, ArQule claims the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. It should be noted that there are risks and uncertainties related to the public offering. A review of these risks can be found in ArQule’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, the prospectus to be filed with the Securities and Exchange Commission in connection with the offering and other reports and documents filed with the Securities and Exchange Commission.

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